PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 31, 2000	FILED PURSUANT TO RULE 424(B)(3) REGISTRATION NO. 333-37746

$240,000,000

IMCLONE SYSTEMS INCORPORATED

5½% Convertible Subordinated Notes Due 2005

This prospectus supplement relates to the resale by the holders of our 5½% Convertible Subordinated Notes Due 2005 and the shares of our common stock issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated July 31, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the securities of the selling holders as listed below. All information concerning beneficial ownership has been furnished by the selling holders.

NAME	PRINCIPAL AMOUNT OF NOTES BENEFICIALLY OWNED AND OFFERED HEREBY	COMMON STOCK OWNED PRIOR TO THE OFFERING(1)(2)	COMMON STOCK OFFERED HEREBY(1)(2)
UBS O'Connor LLC	2,000,000	36,304	36,304

(1)	Assumes a conversion price of $55.09 per share and a cash payment in lieu of any fractional interest.
(2)	Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $55.09 per share.

Other than as may be stated in any additional prospectus supplement, none of the selling holders has had any material relationship with us or with our affiliates within the past three years.
The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 4 of the prospectus.
These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2001.